Exhibit 10.30

FIRST AMENDMENT

TO UNITED STATES LICENSE AND COLLABORATION AGREEMENT

This FIRST AMENDMENT TO UNITED STATES LICENSE AND COLLABORATION AGREEMENT (this “Amendment”), is made as of November 1, 2011, by and between TRANSCEPT PHARMACEUTICALS, INC., a Delaware corporation (“Transcept”), and PURDUE PHARMACEUTICAL PRODUCTS L.P., a Delaware limited partnership (“Purdue”).

WHEREAS, Transcept owns certain intellectual property rights relating to a therapeutic drug candidate known as Intermezzo® (sublingual zolpidem tartrate tablet); and

WHEREAS, Transcept and Purdue are parties to that certain United States License and Collaboration Agreement dated as of July 31, 2009 (as the same has been and may be further amended, supplemented or otherwise modified from time to time and including all exhibits, attachments and appendices thereto, the “Agreement”); and

WHEREAS, Transcept and Purdue desire to make certain modifications and amendments to the Agreement; and

WHEREAS, Transcept and Purdue are willing to agree to such amendments, subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Agreement, as amended hereby.

2. Modifications and Amendments to the Agreement. Subject to the execution and delivery of this Amendment in accordance with Section 5 below, and in reliance on the representations, warranties, covenants and agreements contained in this Amendment, from and after the date hereof the Agreement shall be modified and amended as follows:

(a) Section 6.7 and Section 7.6. Section 6.7 and Section 7.6 of the Agreement are modified as follows:

If Transcept delivers to Purdue written notice of the exercise of the Psychiatrist Co-Promotion Option any time between November 1, 2011 through and including December 31, 2011, then:

(i) notwithstanding the provisions of Section 6.7 of the Agreement to the contrary, Transcept will be permitted to specify a Co-Promotion Commencement Date [*] (with the exact start date to be mutually agreed upon by Transcept and Purdue); and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) the royalty rate for royalties payable to Transcept under Section 7.6(a) of the Agreement shall be equal to the royalty rate set forth under “Royalty Rate on Psychiatric Net Sales” for [*] in the table within Section 7.6(a) notwithstanding the proviso following the table, but subject to subsequent adjustments in accordance with Section 7.5 of the Agreement.

To the extent, following the designation of a date [*], as contemplated in paragraph (i) above, that the Parties mutually agree to delay the Co-Promotion Commencement Date to a later date, [*] such delay shall not affect the royalty rate for royalties payable to Transcept under Section 7.6 of the Agreement, as modified herein.

(b) Section 8.4(b)(ii). Section 8.4(b)(ii) of the Agreement is replaced with the following:

“(ii) Subject to Section 8.4(d) and the remainder of this Section 8.4(b), during the Term, the Parties shall have the right, but not the obligation, to prepare for patent litigation involving the Transcept Patents in the U.S. Territory (it being understood that the Parties’ respective rights to bring suit to enforce the Transcept Patents in the U.S. Territory shall be as set forth in Section 8.4(b)(i)). Each Party shall provide to the Party conducting such patent litigation preparation under this Section 8.4(b) reasonable assistance in such undertaking. The Party initiating the preparation shall keep the other Party regularly informed of the status and progress of such preparation efforts, and shall reasonably consider the other Party’s comments on any such efforts.”

(c) Section 8.4(b)(iii). Section 8.4(b)(ii) of the Agreement is re-numbered as Section 8.4(b)(iii) and amended and restated in its entirety as follows:

“(iii) In the event that either (x) a Party brings a claim, suit or action under Section 8.4(b)(i) against any person or entity engaged in Product Infringement of the Transcept Patents in the U.S. Territory or (y) the Parties approve the preparation for patent litigation involving the Transcept Patents in the U.S. Territory under Section 8.4(b)(ii), then Purdue shall be responsible for sixty percent (60%) and Transcept shall be responsible for forty percent (40%) of the costs and expenses (including attorneys’ fees and expenses) incurred by the Parties as a result. Notwithstanding the foregoing, in connection with any and all such claims, suits or actions initiated by Purdue under Section 8.4(b)(i) or preparation for any and all patent litigations approved by the Parties under Section 8.4(b)(ii), Transcept’s responsibility for costs and expenses shall not exceed one million dollars ($1,000,000) per calendar year or four million dollars ($4,000,000) in aggregate over the Term, except with

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Transcept’s written consent. If either Party expends less than its respective percentage share of such costs and expenses, such Party shall pay the other Party the amount required to satisfy its percentage share for the relevant time period in cash or by offset against other amounts due to such Party from the other Party under this Agreement on a calendar quarter basis; provided that if Purdue is the Party that (x) brings such claim, suit, or action under Section 8.4(b)(i) or (y) incurs expenses in connection with the preparation for patent litigation involving the Transcept Patents in the U.S. Territory approved by the Parties under Section 8.4(b)(ii), then Purdue shall have the right to offset such costs and expenses against payments due to Transcept under Article 7 so long as such payments are not reduced by more than [*], with any unused offset carried forward. If a Party recovers monetary damages or any other payments from such Third Party in such suit or action (including as a result of settlement), such recovery shall be allocated first to the reimbursement of any unreimbursed costs and expenses incurred by the Parties, and any remaining amount shall be distributed as follows: sixty percent (60%) to Purdue and forty percent (40%) to Transcept.

3. Acknowledgement. The agreement of the parties to make the amendments contained herein does not and shall not create any obligation of a party to consider or agree to any further waiver, consent or amendment and, in the event that the parties subsequently agree to consider any further waivers, consents or amendments, neither the waivers, consents or amendments contained herein nor any other conduct of any party shall be of any force or effect on any party’s consideration or decision with respect to any such requested consent or amendment and no party shall have any further obligation whatsoever to consider or agree to further amendment, waiver, consent or agreement.

4. Representations, Warranties, Covenants and Acknowledgments. To induce the parties to enter into this Amendment, each party:

(a) represents and warrants to the other party that, after giving effect to this Amendment, (i) all of the representations and warranties contained in Section 9.1 of the Agreement are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; (ii) as of the date hereof, no default, event of default or breach of the Agreement has occurred and is continuing under the Agreement; (iii) each party has the power and is duly authorized to enter into, deliver and perform this Amendment; (iv) this Amendment is the legal, valid and binding obligation of each party enforceable against each party in accordance with its terms, and (v) the execution, delivery and performance of this Amendment does not conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any material contract or agreement of either party;

(b) reaffirms each of such party’s agreements, covenants, and undertakings set forth in the Agreement, as amended by the terms of this Amendment; and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) acknowledges and agrees that (i) the parties have agreed to pursue the pre-litigation work contemplated by Section 8.4(b)(ii) of the Agreement (as amended by this Amendment) and (ii) with Transcept’s approval, Purdue has engaged Covington & Burling LLP for this purpose.

5. Conditions to Effectiveness. The effectiveness of this Amendment is subject to delivery of an executed counterpart of this Amendment by each party to the other.

6. Effect; Relationship of Parties.

(a) Except as expressly amended hereby, the Agreement (including the Exhibits and Schedules thereto) shall be and remains in full force and effect as originally written, and shall constitute the legal, valid, binding and enforceable obligations of Transcept and Purdue. On and after the date hereof, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Agreement, and each reference in the Exhibits or Schedules to the “Agreement”, “thereunder”, “thereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.

(b) This Amendment embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written negotiations, agreements and understandings of the parties with respect to the subject matter hereof.

(c) The relationship of Transcept and Purdue has been and shall continue to be, at all times, that of independent contractors and nothing in this Amendment shall be construed to give either party the power or authority to act for, bind, or commit the other party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the parties.

7. Miscellaneous.

(a) Any notice required or permitted to be given under this Amendment shall be made in conformity with the notice provisions set forth in Section 14.3 of the Agreement.

(b) This Amendment has been prepared jointly and shall not be strictly construed against either party. Ambiguities, if any, in this Amendment shall not be construed against any party, irrespective of which party may be deemed to have authored the ambiguous provision. The headings of each Article or Section in this Amendment have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

(c) Resolution of all disputes arising out of or related to this Amendment or the validity, construction, interpretation, enforcement, breach, performance, application or termination of this Amendment and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Amendment to the substantive laws of another jurisdiction.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) This Amendment will be binding upon and inure solely to the benefit of the parties and their successors and permitted assigns and no provision of this Amendment, express or implied, is intended to or will be deemed to confer upon third parties any right, benefit, remedy, claim, liability, reimbursement, claim of action or other right of any nature whatsoever under or by reason of this Amendment other than the parties.

(e) This Amendment may be executed in one (1) or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Transcept and Purdue have caused this Amendment to be duly executed as of the date first set forth above.

TRANSCEPT PHARMACEUTICALS, INC.

By:	/s/ Glenn A. Oclassen
Name: Glenn A. Oclassen
Title: President & CEO

PURDUE PHARMACEUTICAL PRODUCTS L.P.

By: Purdue Pharmaceutical Products Inc., its general partner

	By:	/s/ John H. Stewart
Name: John H. Stewart
Title: President and Chief Executive Officer

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.